Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-49546 filed on Form S-3D and No. 333-49538 filed on Form S-8 of BOE Financial Services of Virginia, Inc. of our report, dated March 22, 2007, relating to the consolidated balance sheets of BOE Financial Services of Virginia, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006 appearing in this Form 10-K of BOE Financial Services of Virginia, Inc. for the year ended December 31, 2006.

Winchester, Virginia

March 27, 2007